   As filed with the Securities and Exchange Commission on December 1, 1997
                                                         SEC File No. __________
________________________________________________________________________________
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC   20549

                                   FORM S-8
                            Registration Statement
                       Under the Securities Act of 1933

                       _________________________________



                            TERRACE HOLDINGS, INC.
          (Name of Small Business Issuer as specified in its charter)
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

           Delaware                                  5812                      65-0594270
(State or other jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)           Classification Code Number)       Identification No.)
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                            4100 North Hills Drive
                           Hollywood, Florida  33021
                                 954-894-6000
         (Address and Telephone Number of Principal Executive Offices)

   Engagement Letter and Fee Agreement For Financial Communication Services
                           (Full Title of the Plan)

                        Dr. Samuel H. Lasko, President
                            4100 North Hills Drive
                           Hollywood, Florida  33012
                                 954-894-6000
           (Name, address and telephone number of Agent for Service)

                                  Copies to:

               Gerald L. Fishman, Esq.
               Adam D. Fishman, Esq.
               Fishman, Merrick, Miller, Genelly, Springer,
               Klimek & Anderson, P.C.
               30 N. LaSalle Street
               Chicago, IL 60602
               312-726-1224
               312-726-2649 - Fax

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                        CALCULATION OF REGISTRATION FEE
=========================================================================================================================
    Title of Each Class                                Proposed Maximum        Proposed Maximum
    of Securities To Be            Amount To Be         Offering Price            Aggregate                Amount of
        Registered               Registered/(1)/       Per Share /(1)/       Offering Price /(1)/       Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock                          75,000/(2)/         $2.00/(2)/            $  150,000/(2)/               $
-------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon            50,000              $3.00                 $  150,000                    $
exercise of option
-------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon            50,000              $4.00                 $  200,000                    $
exercise of option
-------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon            50,000              $5.00                 $  250,000                    $
exercise of option
-------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon                                                      $  300,000                    $
exercise of option                    50,000              $6.00
=========================================================================================================================
TOTAL                                275,000              -----                 $1,050,000                    $309.75
=========================================================================================================================
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(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)  In accordance with Rule 457(c), the price represents the average of the closing bid and asked price of the Company's Common Stock as of November
     24, 1997.

                               EXPLANATORY NOTE

           This Registration Statement relates to the Engagement Letter and Fee Arrangement for Financial Communications Services, dated September 29, 1997, between Terrace Holdings, Inc.(the "Company") and GFC Communications Corp. of West Palm Beach, Florida ("GFC"). Under the Engagement Letter, GFC provides shareholder and financial communication services to the Company, serving as the Company liaison and spokesperson, as the Company does not have sufficient staff to engage a full time director of shareholder relations. The fee agreement required the Company to compensate GFC at a base fee of $5,000 per month plus reimbursement for reasonable out-of-pocket expenses. At the Company's election, such compensation may be paid in cash or in shares of the Company's common stock. Accordingly, the Company has issued 75,000 shares of its Common Stock to GFC, some or all of which shares may be sold from time to time by GFC in the open market to satisfy its monthly statements.

           In addition, the Company has granted to GFC options to purchase up to 200,000 shares of the Company's Common Stock, 50,000 at $3.00 per share, 50,000 at $4.00 per share, 50,000 at $5.00 per share, and 50,000 at $6.00 per share. Such options expire on or before September 30, 2000. This Registration Statement also covers the up to 200,000 shares of Common Stock underlying such options, in addition to the 75,000 shares of Common Stock issued as compensation.

                                    PART II

              Information Required in the Registration Statement

Item 3.  Incorporation of Certain Documents by Reference.

     The following documents filed by the Company with the Securities and Exchange Commission are incorporated in this Registration Statement by this reference:

            (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended;

            (b) The Company's Forms 10-QSB for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended;

            (c) The description of the Company's Common Stock, par value $.001 per share (the "Common Stock") contained in the Company's Registration Statement on Form SB-2 (Commission File No. 33-96892-A), declared effective by the Commission on December 5, 1995, and any amendment or report filed with the Commission for the purpose of updating such description of Common Stock.

            (d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

     The Registrant hereby incorporates by this reference Part II, Item 24, of its Registration Statement heretofore filed with the Commission (Commission File No. 33-96892-A), which Registration Statement was declared effective by the Commission on December 5, 1995.

Item 7.  Exemption from Registration Claimed.

     With respect to the shares of Common Stock issued to GFC, the options granted to GFC to purchase shares of Common Stock and the Common Stock issuable upon exercise by GFC of such options, the Registrant believes such transactions exempt under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder in that such transactions were (and in the case of shares to be issued upon exercise of options granted, will
       be) transactions not involving any public offering and in compliance with Rule 504 promulgated by the Commission in connection with bona fide services being rendered by GFC to the Company such services not in connection with the offer or sale of securities in a capital raising transaction.

       Item 8.   Exhibits.

       4.1 Engagement Letter and Fee Agreement for Financial Communication Services

       5.1       Opinion of Counsel

       23.1      Consent of Counsel (included in Exhibit 5.1)

       24.1      Power of Attorney (contained on the signature page hereof)

       99.1      Reoffer Prospectus (in accordance with Part I of Form S-3)

       Item 9.   Undertakings.

           (a) The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (ii) to include any prospectus required by Section 10(a)(3)
              of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events
              arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) to include any material information with respect to
              the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement, shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policies as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling a precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on the 24th day of November, 1997.

                                          TERRACE HOLDINGS, INC.

                                          By: /s/ Samuel H. Lasko
                                              ----------------------------
                                              Samuel H. Lasko, President


                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Samuel H. Lasko his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
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Signatures                             Title                                            Date
----------                             -----                                            ----

/s/ Milton Namiot                      Chief Executive Officer                          November 24, 1997
-------------------------
Milton Namiot

/s/ Samuel H. Lasko                    President, Principal Financial                   November 24, 1997
-------------------------              and Accounting Officer and Director
Samuel H. Lasko                        Director

/s/ Jonathan S. Lasko                  Executive Vice-President,                        November 24, 1997
-------------------------              Secretary, Chief Operating
Jonathan S. Lasko                      Officer and Director


/s/ Bruce S. Phillips                  Director                                         November 24, 1997
-------------------------
Bruce S. Phillips

/s/ Steven Shulman                     Director                                         November 24, 1997
-------------------------
Steven Shulman

/s/ Bernard Rubin, M.D.                Director                                         November 24, 1997
-------------------------
Bernard Rubin, M.D.

-------------------------              Director                                         November __, 1997
Richard Power
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